INDEPENDENT AUDITORS' CONSENT

To the Board of Trustees and Shareholders of the Dreyfus/Laurel Funds Trust

We consent to the use of our report dated February 6, 2002 with respect to The Dreyfus/Laurel Funds Trust (comprised of Dreyfus Premier Managed Income Fund, Dreyfus Premier Core Value Fund, and Dreyfus Premier Limited Term High Income
Fund) incorporated herein by reference and to the references to our firm under the headings "Financial Highlights" in the Prospectuses and "Counsel and Independent Auditors" in the Statement of Additional Information.

Our report refers to a change in accounting for amortizing discount or premiums on fixed income securities with respect to the Dreyfus Premier Limited Term High Income Fund.


/s/ KPMG LLP
KPMG LLP

New York, New York
April 26, 2002